Blackboard Completes Acquisition of ANGEL Learning, Inc.

Washington, DC – May 11, 2009 – Blackboard Inc. (NASDAQ: BBBB), a global leader in education technology today announced the completion of its acquisition of ANGEL Learning, Inc., a leading developer of e-learning software to the U.S. education industry. As previously announced, Blackboard is acquiring ANGEL for approximately $95 million, net of cash acquired and excluding transaction costs.

The acquisition combines ANGEL’s record of innovation and client service with Blackboard’s own innovation, financial strength and industry leadership to create a stronger, more flexible supporter of teaching, learning and student engagement. The combined company aims to accelerate the pace of innovation and interoperability in e-learning, and will continue to invest in solutions to more effectively support teachers and learners. The acquisition will also enable Blackboard to incorporate ANGEL’s client-first culture that has translated into consistently excellent experiences and high retention of ANGEL Learning clients.

A Combined Focus on Teaching and Learning

Blackboard’s acquisition of ANGEL Learning will introduce a range of benefits to institutions and the e-learning community, including:

•	A combined global community of practice of more than 5,800 K-12 schools, colleges and universities, government organizations and corporations

•	A broader, unified platform for the general media, publishers and e-learning software developers that increases interoperability for institutions

•	A world-class service and support organization benefiting from best-practices and infrastructure investments

•	Industry leading e-learning technology expertise including specialization on Microsoft’s .NET platform and Microsoft technologies

•	A stronger company with a greater capacity to invest in research and development for new solutions over time

About Blackboard Inc.
Blackboard Inc. (NASDAQ: BBBB) is a global leader in enterprise technology and innovative solutions that improve the experience of millions of students and learners around the world every day. Blackboard’s solutions allow thousands of higher education, K-12, professional, corporate, and government organizations to extend teaching and learning online, facilitate campus commerce and security, and communicate more effectively with their communities. Founded in 1997, Blackboard is headquartered in Washington, D.C., with offices in North America, Europe, Asia and Australia.

Any statements in this press release about future expectations, plans and prospects for Blackboard and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward looking statements include statements about our acquisition of ANGEL Learning, Inc. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed in the “Risk Factors” section of our Form 10-Q filed on May 7, 2009 with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of May 11, 2009. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to May 11, 2009.

Contacts:

For Financial Media and Investors:

Michael J. Stanton
Senior Vice President, Investor Relations
Blackboard Inc.
+1 (202) 463-4860 ext. 2305

For Education & General Media:

Matthew Maurer
Director, Public Relations
+1 (202) 463-4860 ext. 2637
matthew.maurer@blackboard.com

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